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                                  EXHIBIT 99.2

                        Press Release of October 30, 2002

                      EZCORP ANNOUNCES NEW CREDIT FACILITY

AUSTIN, TEXAS (OCTOBER 30, 2002) -- EZCORP, Inc. (Nasdaq/NM: EZPW) announced that it has completed a re-syndication of its revolving credit facility.

Commenting on this announcement, Dan Tonissen, Senior Vice President and Chief Financial Officer, stated, "The new credit line, among other things, has a March 31, 2005 maturity, has an initial commitment of $47.5 million with a step down to $40.0 million on March 1, 2003, and has lower borrowing costs. While pricing for the credit line is performance based, initially it will lower the Company's borrowing cost by approximately three percentage points to just under five percent. We believe this new facility will meet our capital needs over the next two to three years."

EZCORP offers consumers convenient, non-recourse loans collateralized by tangible personal property, and short-term non-collateralized loans, often referred to as payday loans. A secondary, but related, business activity is the selling of previously owned merchandise consisting primarily of forfeited collateral. The Company currently operates 280 stores in eleven states.

This announcement contains certain forward-looking statements regarding the Company's expected performance for future periods including, but not limited to, the ability of the credit line to meet the Company's future borrowing needs. Actual results may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company's services and merchandise, changes in regulatory environment, and other factors which are periodically discussed in the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

For additional information, contact Dan Tonissen at (512) 314-2289.